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                                                            Exhibit 99.2

[ARMCO LOGO]                                      ARMCO INC.

                                                  SPECIALTY FLAT-ROLLED STEELS

                                                  Pittsburgh, Pennsylvania

 N E W S    F R O M   A R M C O                   CONTACT:
                                                  ----------------------------

                                                        Fred O'Brien
                                                        412-255-9868

                                                        Jim Herzog
                                                        412-255-9825



           ARMCO ANNOUNCES PLANS TO ISSUE SENIOR NOTES

     PITTSBURGH, PA, December 7, 1998 --- Armco Inc. (NYSE: AS) announced plans to issue $75 million of Senior Notes maturing in 2008. The company intends to offer the securities in December 1998 in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933 and to purchasers outside the United States pursuant to Regulation S under the Securities Act.
     Armco said that it intends to use the net proceeds from the offering of the Senior Notes, together with other available funds, to redeem or repurchase all of the company's 9-3/8 percent Senior Notes due 2000 ($125 million aggregate principal amount at September 30, 1998). The 9-3/8 percent Senior Notes are currently subject to redemption by the company at a redemption price of 101.75 percent of the principal price amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption.
     The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.
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